Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FACILITY CLOSURES

Clayton, MO, January 19, 2021 – Olin Corporation (NYSE: OLN) announced today that it has made the decision to cease operations of its Trichloroethylene (Tric) and Anhydrous Hydrogen Chloride (AnHCl) liquefaction facilities in Freeport, Texas, before the end of 2021. These actions are expected to be cash flow accretive. Olin expects to incur approximately $2 million restructuring charges in 2021, associated with these plans.

“The actions taken today further our efforts to ensure we purposefully allocate capital spending and Olin people assets towards lifting ECU (Electrochemical Unit) returns. As Olin transitions our industry-leading feedstock position to supply next-generation, environmentally sustainable refrigerants, we will exit the production of trichloroethylene, which is used to produce traditional refrigerants. For AnHCl, we remain interested in serving key high-value end-use applications; however, current returns do not justify the operating costs and required reinvestment capital. Olin remains committed to the Freeport, Texas community, our employees, and our customers,” said Scott Sutton, President and Chief Executive Officer.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, include, but are not limited to, the following:

•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;
•the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•failure to control costs or to achieve targeted cost reductions;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic;
•the failure or an interruption of our information technology systems;
•complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;
•the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
•our substantial amount of indebtedness and significant debt service obligations;
•unexpected litigation outcomes;
•changes in, or failure to comply with, legislation or government regulations or policies;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•failure to attract, retain and motivate key employees;
•the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;
•adverse changes in international markets, including economic, political or regulatory changes;
•our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and
•various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2021-02